SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 13, 2003 (August 12, 2003)

Sanders Morris Harris Group Inc.
(Exact name of registrant as specified in its charter)

Texas
(State or other jurisdiction of incorporation)

0-30066	76-0583569
(Commission File Number)	(IRS Employer Identification No.)

600 Travis, Suite 3000, Houston, Texas 77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(713) 993-4610

(Former name or former address, if changed since last report)

Item 5.   Other Events.

Consistent with the dividend policy previously adopted by Sanders Morris Harris Group Inc. (the “Company”), on August 12, 2003, the Company announced that its board of directors had declared a cash dividend for the third quarter of 2003 in the amount of $0.03 per share of common stock.  The cash dividend will be payable on October 16, 2003 to holders of record of the issued and outstanding common stock as of the close of business on October 1, 2003.

Any future dividends will be at the discretion of the Company’s board of directors after taking into account various factors, including general economic and business conditions, its strategic plans, its financial results and condition, its expansion plans, any contractual, legal and regulatory restrictions on the payment of dividends, and such other factors the board of directors considers relevant.

Item 7.   Financial Statements and Exhibits.

a.             Financial statements of business acquired

Not Applicable

b.             Pro forma financial information

Not Applicable

c.             Exhibits

99.1                           Press Release.

Item 12.   Results of Operations and Financial Condition.

On August 12, 2003, the Company issued a press release announcing its earnings for the quarter ended June 30, 2003.  A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

To supplement our consolidated net income measure presented in accordance with generally accepted accounting principles (GAAP), we have provided an operating income measure, which is not in accordance with, or an alternative to, GAAP financial measures and may be different from similarly named income measures used by other companies.  Our management believes that the presentation of the operating income measure is useful to investors and other interested persons because, by excluding certain items relating to taxes, minority interests, changes in equity-method investments and unrealized investment gains and losses, the users of our financial statements are provided with a valuable insight into the day-to-day operating performance of our investment banking, brokerage and asset management businesses.  We have also consistently provided this non-GAAP operating income measures in previous earnings releases and our management believes that it is important to provide investors and other interested persons with a consistent basis for comparison between quarters.  Our management and board of directors also uses this measure in part in determining bonus levels of our executive officers and other key employees.

A table reconciling the non-GAAP operating income measure to GAAP net income is included within our earnings release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANDERS MORRIS HARRIS GROUP INC.

By:	/s/ Ben T. Morris
Ben T. Morris,
Chief Executive Officer

Date: August 13, 2003